Exhibit 99.1

China Housing Breaks Ground on Puhua Project

Xi’an, China – June 8, 2009 -- China Housing & Land Development, Inc., (“China Housing”, NASDAQ: CHLN) today announced that the Company has commenced construction of its Puhua project, a large mid-upper income residential community development project in Xi’an, China.

The Puhua project, a joint venture between China Housing and Prax Capital China Real Estate Fund I, Ltd., is China Housing’s 79 acre joint venture located within the larger 468.6 acre Baqiao project zone.  The gross floor area of Puhua on this 79-acre site will be about 640,000 square meters (about 6.6 million square feet). The Company believes that pre-sales agreements will start in September 2009.  The construction of the residence units will be completed in four phases, with the final buildings in the 79-acre complex expected to be finished in 2014.  Residences will total about 98.5% of that gross floor area, with commercial space being about 1.5%.

Puhua Project Development Timeline:

	Type of Project	Estimated Construction Period	Residential GFA in sq meter	Commercial GFA in sq meter
Phase I	Multi-Family Residential & Commercial	2Q 2009 – 3Q 2011	112,160	5,000
Phase II		3Q 2010 – 3Q 2012	189,000	0
Phase III		3Q 2011 – 3Q 2013	166,840	5,000
Phase IV		3Q 2012 – 3Q 2014	162,000	0

Mr. Pingji Lu, the Chairman of China Housing, said “We are pleased to break ground on Puhua, which is the first development site within our Baqiao housing project.  Our sales center for this development project opened on May 28th in Xi’an’s downtown area. Further, the local government and other high profile developers are investing heavily in this area on large scale infrastructure and city development projects, which could bode well for real estate demand in the central Xi’an region.  The real estate market in Xi’an looks rather positive since March this year. In May particularly, the sales volume was 910,000 sq meters in Xi’an, up 8.2% month-over month and 101.8% year-over-year.  Average selling prices have also held steady since March.. As the market shows signs of stabilization, we are pleased to begin work on this large scale project, which we believe can contribute to our revenue stream in the coming years. Our site planning and architectural designs have been completed and we have begun the excavation of the building foundations.  We have selected a highly qualified marketing and sales firm that will serve as our exclusive sales agent for the project and believe that pre-sales will commence in September of this year.”

The Xi’an government has designated the Baqiao District as a major resettlement zone where the city expects approximately 900,000 middle to upper income residents to settle in the coming years. The Xi’an municipal government is committed to investing 50 billion RMB (over USD$7 billion) in infrastructure projects in the Baqiao New Development Zone, including a vehicle expressway, passenger subway line that conveniently connects Baqiao to downtown Xi’an, a large ecological park as well as several recreation parks. Other private developers are also investing heavily in large scale building projects in the nearby Chanba district, which is based within one kilometer of China Housing’s Puhua project. Such projects include office buildings, an international financial service center, and shopping, entertainment and recreation centers.

Additional information related to the Company’s Puhua project can be found on its corporate website (www.chldinc.com) as well as in its most recent 10-Q filing with the SEC

About China Housing's Baqiao joint venture project

This first development site is the prime location within China Housing's Baqiao housing project,  located about six miles east of Xi'an's city center.

Located on the western bank of the 500 meter-wide Ba River, the 79-acre site is across the river from western China' largest wetland park, which covers 3,300 acres. This wetland park will host the 2011 International Horticultural Exposition that will draw nature enthusiasts from around the world. In addition, the Chanba commercial and financial centers are being constructed nearby.

Of the 79 acres in the joint venture project, about 49 acres will be devoted to housing, with the remaining 30 acres dedicated to riverfront walks, green land and sport parks, and infrastructure, including streets and sidewalks, which have already been funded by Xi'an's Baqiao District government.

Transportation access for the site will include expressways and public transportation. Two high-speed expressways already connect the Baqiao project to central Xi'an and only 1.5 kilometers from the housing units will be a stop on the new subway-and-rail system being constructed that will connect the Baqiao project with central Xi'an, the Xi'an international airport to the west, and the world-famous Terracotta Army located 25 kilometers to the east of the Baqiao project. One expressway already connects the Terracotta Army, Baqiao, and the Xi'an city center.

In October 2008, China Housing selected the world-renowned architectural and engineering firm of Leo A Daly, headquartered in Washington DC, USA, to provide the detailed site planning and design for this 79-acre property.

Construction on the 79-acre parcel started on June 1, 2009, with housing customers beginning to sign pre-sales agreements starting in September 2009. The construction will be completed in four phases, with the final buildings and units in the 79-acre complex expected to be finished in 2014.

The gross floor area on this 79-acre site will be about 640,000 square meters (about 6.6 million square feet). Residences will total about 98.5% of that gross floor area, with commercial space being about 1.5%.

About China Housing & Land Development, Inc.

Based in Xi'an, the capital city of China’s Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

China Housing & Land Development is the first and only Chinese real estate development company traded on NASDAQ.  The Company’s news releases, project information, photographs, and more are available on the internet at www.chldinc.com.

Safe Harbor

This news release may contain forward-looking information about China Housing & Land Development, Inc. which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development's future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing's public filings with the U.S. Securities and Exchange Commission. All information provided in this news release and in any attachments are as of the date of the release, and the companies do not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

China Housing contacts

Mr. Cangsang Huang
Acting Chief Financial Officer
+86  29.8258.2640 in Xi’an
chuang@chldinc.com

Ms. Jing Lu
Chief Operating Officer, Board Secretary, and Investor Relations Officer
+86  29.8258.2632 in Xi’an
jinglu@chldinc.com

Mr. Bill Zima, ICR
+1  203.247.4058 in United States
William.Zima@icrinc.com

Ms. Annie Chen, ICR
+86  10.6599.7966 in Beijing
Annie.Chen@icrinc.com